Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                     Computation of Earnings Per Share
             (In thousands of dollars, except per share data)
                                 Unaudited



                              Thirteen Weeks Ended      Twenty-six Weeks Ended
                              June 30,     July 1,      June 30,     July 1,
                                1995         1994         1995        1994
Primary

    Net earnings (a)         $    5,794   $   16,192   $   11,978   $     26,165

    Weighted average shares
     of common stock
     outstanding             45,797,745   46,326,177   45,748,650     46,278,151

    Common stock equivalents  2,388,664    4,324,192    2,572,779      4,426,112

    Weighted average shares of
     common stock and common
     stock equivalents       48,186,409   50,650,369   48,321,429     50,704,263

    Primary earnings per share
     of common stock and common
     stock equivalents (a/b) $      .12   $      .32          .25            .52
Fully diluted

Net earnings (c)             $    5,794   $   16,192   $   11,978   $     26,165
    Weighted average shares
     of common stock
     outstanding             45,797,745   46,326,177   45,748,650     46,278,151

    Common stock
     equivalents              2,473,542    4,324,192    2,777,403      4,430,797

    Weighted average shares of
     common stock and common
     stock equivalents (d)  48,271 ,287   50,650,369   48,526,053     50,708,948
    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .12   $      .32   $      .25   $        .52


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, which ever is higher.